                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. )

                              Genitope Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37229P507
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 30, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                 [ ]  Rule 13d-1(b)
                                                              [X]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

CUSIP No. - 37229P507                                         Page 2 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WS Capital, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               658,242
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     658,242
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,242
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 3 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WS Capital Management, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               658,242
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     658,242
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,242
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           IA
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 4 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Walker Smith Capital Master Fund
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               340,170
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     340,170
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           340,170
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 5 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Walker Smith International Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               318,072
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     318,072
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           318,072
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 6 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WSV Management, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               511,222
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     511,222
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           511,222
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           IA
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 7 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WS Ventures Management, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               511,222
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     511,222
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           511,222
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 8 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WS Opportunity Master Fund
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               382,322
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     382,322
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           382,322
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                         Page 9 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WS Opportunity Fund International, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               128,900
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     128,900
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           128,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                        Page 10 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Reid S. Walker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               1,169,464
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     1,169,464
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,169,464
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                        Page 11 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           G. Stacy Smith
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               1,169,464
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     1,169,464
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,169,464
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                        Page 12 of 19 Pages

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Patrick P. Walker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               511,222
   NUMBER OF            --------------------------------------------------------
     SHARES             6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
      EACH              --------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                     511,222
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           511,222
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

CUSIP No. - 37229P507                                        Page 13 of 19 Pages


         This Schedule 13G relates to the shares of common stock, par value $0.001 per share ("Common Stock"), of Genitope Corporation, a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital Master Fund ("Walker Smith Capital"), a Texas general partnership of which Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., each a Texas limited partnership, are the partners, and (2) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("Walker Smith International"), and (ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Master Fund ("WS Opportunity"), a Texas general partnership of which WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., each a Texas limited partnership, are the partners, and (2) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WS Opportunity International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WS Capital Management"). WS Capital Management is the investment manager and agent and attorney-in-fact for each of Walker Smith Capital and Walker Smith International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the investment manager and agent and attorney-in-fact for each of WS Opportunity and WS Opportunity International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:

                  Genitope Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  525 Penobscot Drive
                  Redwood City, California 94063

Item 2(a)         Names of Persons Filing:

                  WS Capital, L.L.C., a Texas limited liability company
                  WS Capital Management, L.P., a Texas limited partnership Walker Smith Capital Master Fund, a Texas general partnership Walker Smith International Fund, Ltd., a British Virgin Islands exempted company
                  WSV Management, L.L.C., a Texas limited liability company
                  WS Ventures Management, L.P., a Texas limited partnership
                  WS Opportunity Master Fund, a Texas general partnership
                  WS Opportunity Fund International, Ltd., a Cayman Islands exempted company
                  Reid S. Walker, a citizen of the United States of America
                  G. Stacy Smith, a citizen of the United States of America Patrick P. Walker, a citizen of the United States of America

Item 2(b)         Address of Principal Business Offices:

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

CUSIP No. - 37229P507                                        Page 14 of 19 Pages


Item 2(c)         Citizenship:

                  See Item 2(a) above.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.001 per share

Item 2(e)         CUSIP Number:

                  37229P507

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Reid S. Walker and G. Stacy Smith are the beneficial
                      owners of 1,169,464 shares of Common Stock, which includes
                      (i) 658,242 shares of Common Stock beneficially owned by WS Capital and WS Capital Management for the accounts of Walker Smith Capital and Walker Smith International and
                      (ii) 511,222 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                      Patrick P. Walker is the beneficial owner of 511,222 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                      WS Capital and WS Capital Management are the beneficial owners of 658,242 shares of Common Stock, which includes
                      (i) 340,170 shares beneficially owned by Walker Smith Capital and (ii) 318,072 shares beneficially owned by Walker Smith International.

CUSIP No. - 37229P507                                        Page 15 of 19 Pages


                      WSV and WSVM are the beneficial owners of 511,222 shares of Common Stock, which includes (i) 382,322 shares beneficially owned by WS Opportunity and (ii) 128,900 shares beneficially owned by WS Opportunity International.

                  (b) Percent of class:

                      WS Capital - 3.8%
                      WS Capital Management - 3.8%
                      Walker Smith Capital - 2.0%
                      Walker Smith International - 1.9%
                      WSV - 3.0%
                      WSVM - 3.0%
                      WS Opportunity - 2.2%
                      WS Opportunity International - 0.8%
                      Reid S. Walker - 6.8%
                      G. Stacy Smith - 6.8%
                      Patrick P. Walker - 3.0%

                  (c) Number of shares as to which each person has:

                      (i)  sole power to vote or to direct the vote:

                           WS Capital - 658,242
                           WS Capital Management - 658,242
                           Walker Smith Capital - 340,170
                           Walker Smith International - 318,072
                           WSV - 511,222
                           WSVM - 511,222
                           WS Opportunity - 382,322
                           WS Opportunity International - 128,900
                           Reid S. Walker - 1,169,464
                           G. Stacy Smith - 1,169,464
                           Patrick P. Walker - 511,222

                      (ii) shared power to vote or to direct the vote:

                           WS Capital - 0
                           WS Capital Management - 0
                           Walker Smith Capital - 0
                           Walker Smith International - 0
                           WSV - 0
                           WSVM - 0
                           WS Opportunity - 0
                           WS Opportunity International - 0
                           Reid S. Walker - 0
                           G. Stacy Smith - 0
                           Patrick P. Walker - 0

CUSIP No. - 37229P507                                        Page 16 of 19 Pages


                     (iii) sole power to dispose or to direct the disposition
                           of:

                           WS Capital - 658,242
                           WS Capital Management - 658,242
                           Walker Smith Capital - 340,170
                           Walker Smith International - 318,072
                           WSV - 511,222
                           WSVM - 511,222
                           WS Opportunity - 382,322
                           WS Opportunity International - 128,900
                           Reid S. Walker - 1,169,464
                           G. Stacy Smith - 1,169,464
                           Patrick P. Walker - 511,222

                      (iv) shared power to dispose or to direct the disposition
                           of:

                           WS Capital - 0
                           WS Capital Management - 0
                           Walker Smith Capital - 0
                           Walker Smith International - 0
                           WSV - 0
                           WSVM - 0
                           WS Opportunity - 0
                           WS Opportunity International - 0
                           Reid S. Walker - 0
                           G. Stacy Smith - 0
                           Patrick P. Walker - 0

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  WS Capital Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, Walker Smith Capital and Walker Smith International. WS Capital is the general partner of WS Capital Management. Reid S. Walker and
                  G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WS Capital Management's clients.

CUSIP No. - 37229P507                                        Page 17 of 19 Pages


                  WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WS Opportunity and WS Opportunity International. Reid
                  S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. - 37229P507                                        Page 18 of 19 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 7, 2003

                                    WS CAPITAL, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH CAPITAL MASTER FUND

                                    By: WS Capital Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH INTERNATIONAL FUND, LTD.

                                    By: WS Capital Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WSV MANAGEMENT, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member

CUSIP No. - 37229P507                                      Page 19 of 19 Pages


                                    WS VENTURES MANAGEMENT, L.P.

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY MASTER FUND

                                    By: WS Ventures Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                                    By: WS Ventures Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                        /s/ Reid S. Walker
                                        ----------------------------------------
                                        REID S. WALKER


                                        /s/ G. Stacy Smith
                                        ----------------------------------------
                                        G. STACY SMITH


                                        /s/ Patrick P. Walker
                                        ----------------------------------------
                                        PATRICK P. WALKER

                                    EXHIBITS


Exhibit 1 Joint Filing Agreement, dated November 7, 2003, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital Master Fund, Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Master Fund, WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.